EXHIBIT 99
FOR  IMMEDIATE  RELEASE

ISLE  OF  CAPRI  CASINOS,  INC.  ANNOUNCES  ARBITRATION  RULING

Biloxi, Miss. (December 10, 2002)-Isle of Capri Casinos, Inc. (Nasdaq:ISLE) learned after the close of business on Friday, December 6, 2002, that a panel of arbitrators in St. Louis, Missouri issued an award that the company was liable for $4.5 million in damages in conjunction with a lease of real estate located in Jefferson County, Missouri. The company has filed a motion in the United States District Court for the Eastern District of Missouri seeking to vacate the arbitration award. Notwithstanding the motion to vacate, the company is required by FASB Statement No. 5, "Accounting for Contingencies," to record the entire loss contingency during the quarter ended October 27, 2002. The company has therefore accrued an additional $1.8 million as a result of this award as of October 27, 2002 (the last day of the company's second fiscal quarter), in addition to the $2.7 million previously accrued. Accordingly, the company has revised net income for the quarter ended October 27, 2002, for the additional $1.8 million pre-tax accrual. For the three months ended October 27, 2002, net income, net income per common share-basic and net income per common share-diluted changed from $7.9 million, $0.27 and $0.26, respectively, to $6.8 million, $0.24 and $0.22, respectively. For the six months ended October 27, 2002, net income, net income per common share-basic and net income per common share-diluted changed from $20.1 million, $0.70 and $0.66, respectively, to $19.0 million, $0.66 and $0.62, respectively. These changes are reflected in the company's Form 10-Q for the quarter ended October 27, 2002, that was filed today.

Isle of Capri Casinos, Inc. owns and operates 13 riverboat, dockside and land-based casinos at 12 locations, including Biloxi, Vicksburg, Lula and Natchez, Mississippi; Bossier City and Lake Charles (two riverboats), Louisiana; Black Hawk, Colorado; Bettendorf, Davenport and Marquette, Iowa; and Kansas City and Boonville, Missouri. The company also operates Pompano Park Harness Racing Track in Pompano Beach, Florida. More information on Isle of Capri Casinos' locations can be found at www.theislecorp.com.
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Contact:
Allan  B.  Solomon,  Executive  Vice  President,  561-995-6660
Rex  Yeisley,  Chief  Financial  Officer,  228-396-7052
Lori  Hutzler,  Director  of  Corporate  Communications,  228-396-7031

This press release contains forward-looking statements which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing, and other regulatory approvals, financing sources, development and construction activities, costs and delays, permits, weather, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.

Additional information concerning potential factors that could affect the company's financial condition, results of operations and expansion projects, is included in the filings of the company with the Securities and Exchange Commission, including but not limited to, its 10-K for the fiscal year ended April 28, 2002 and on Form 10-Q for the quarter ended October 27, 2002.